Exhibit (h)(iii) under Form N-1A
                                         Exhibit 10 under Item 601/Reg SK



                                AGREEMENT
                                   for
                        TRANSFER AGENCY SERVICES

     This AGREEMENT is made as of June 1, 2002, between Federated Services Company, a Pennsylvania corporation having its principal office and place of business at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania 15222-3779 ("Federated") and Golden Oak(R) Family of Funds ("Investment Company"), a Delaware business trust having its principal office and place of business at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010. Investment Company is entering into this Agreement on behalf of (and legally binds) its portfolios now existing or hereafter created, which shall be listed in the attached Investment Company Exhibit and revised from time to time (each such portfolio, including any classes of shares, a "Fund" and collectively the "Funds"). Federated is entering into this Agreement on behalf of itself and any of its subsidiaries with which it may subcontract under this Agreement. Investment Company and Federated may be individually and collectively referred to as a "Party" or "Parties."

   WHEREAS, the Investment Company is registered as an open-end management investment company under the Investment Company Act of 1940 (the "1940 Act"), with authorized and issued shares of beneficial interest ("Shares"), each of which may be designated or divided into one or more classes ("Class" or "Classes");

   WHEREAS, the Investment Company desires to appoint Federated as transfer agent and dividend disbursing agent to provide the Transfer Agency Services described in this Agreement, and Federated desires to provide such services in return for the compensation identified in this Agreement and the related Transfer Agency Services Fee Exhibit; and

   NOW THEREFORE, in consideration of the promises and mutual covenants contained in this Agreement, and intending to be legally bound, the Parties agree to the following:

Article 1.  Appointment as Transfer Agent.

   The Investment Company appoints Federated to act as Transfer Agent, and Federated accept such appointment under the terms of this Agreement. As detailed below, the role of Transfer Agent includes transfer agent and dividend disbursing agent for Fund Shares, as well as agent in connection with any accumulation, open-account or similar plans provided to Fund shareholders, and any periodic investment plan or periodic withdrawal program. Federated shall be held to a standard of reasonable care in carrying out the provisions of this Agreement.

Article 2.  Federated's Duties as Transfer Agent.

   Federated shall perform the following services in accordance with Proper Instructions provided from time to time by the Investment
Company:

   A.   Purchases

        (1) Federated shall receive orders and payment for the purchase of Shares and promptly deliver payment and appropriate documentation therefore to a Fund's Custodian. Federated shall notify a Fund and the Custodian of the total amount of Share orders and payments so delivered on each business day of a Fund.

        (2) Pursuant to purchase orders and in accordance with a Fund's Prospectus (as defined below), Federated shall compute and issue the appropriate number of Shares and hold such Shares in the appropriate Fund shareholder accounts.

        (3) If a check or other purchase order for Shares is returned unpaid for any reason, Federated shall: (i) debit the Fund shareholder account by the number of Shares that had been credited to such account upon receipt of the check or other purchase order; (ii) promptly transmit a debit advice to the Fund shareholder; and (iii) notify the relevant Fund of these actions. The relevant Fund or its distributor will reimburse Federated for any shortfall between the amount paid for the Shares and the redemption proceeds of such Shares plus dividends.

   B.   Distribution

        (1) The Investment Company shall promptly notify Federated of the declaration of any shareholder distribution (including dividends, gains or return of capital), and Federated shall act as Dividend Disbursing Agent for each Fund in accordance with the provisions of the Charter Documents (as defined below), the Prospectus and any Proper Instructions. Federated shall prepare and transmit or (where appropriate) credit to Fund shareholder accounts any income, capital gain, or other payments to such shareholders (including reinvesting such payments and crediting additional Shares to the account if the shareholder so directed). As the Dividend Disbursing Agent, Federated shall, on or before the payment date of any such distribution, notify the Custodian of the estimated amount required to pay any portion of said distribution that is payable in cash and request the Custodian to make available sufficient funds for the cash amount to be paid out. On each Fund business day, Federated shall reconcile with the Custodian the amounts so requested and the amounts actually received.

        (2) Federated shall maintain records of each Fund shareholder account and advise the Investment Company, its Funds and its shareholders as to the foregoing.

   C.   Redemptions and Transfers

(1)   Federated shall receive Share redemption requests and directions and, if such redemption requests comply with the procedures as may be described in a Fund's Prospectus or set forth in Proper Instructions, deliver the appropriate instructions therefor to the Custodian. On each Fund business day, Federated shall notify the Funds of the total amount of redemption requests processed and monies paid to Federated by the Custodian for redemptions.

(2)   After receiving redemption proceeds from the Custodian, Federated shall pay or cause to be paid the Share redemption proceeds according to instructions of the redeeming Fund shareholder, procedures described in a Fund's Prospectus, or Proper Instructions.

(3)   If a Share redemption or other similar request does not comply with a Fund's procedures, Federated shall promptly notify the Fund shareholder of such fact and the reason therefor. Upon compliance with a Fund's redemption procedures, Federated will then process such redemption at the next determined next asset value, subject to any applicable sales charges.

(4)   Federated shall effect transfers of Shares by the registered owners thereof.

(5)   Federated shall identify and process abandoned accounts and uncashed checks for state escheat requirements on an annual basis and report such actions to the Funds.

   D.   Recordkeeping

(1)   Federated shall record the issuance of Shares, and maintain pursuant to applicable Securities and Exchange Commission ("SEC") rules a record of the total number of authorized Fund Shares, based upon data the Investment Company provides to Federated, as well as Shares issued and outstanding. Federated shall provide the Investment Company on a regular basis or upon reasonable request with the total number of authorized Shares that are issued and outstanding. Other than recording the issuance of Shares or as otherwise set forth herein, the Investment Company (and not Federated) has the responsibility to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares. Pursuant to information in each Fund's Prospectus or other information or Proper Instructions, Federated may sub-divide any Fund into Classes or other sub-components for recordkeeping purposes.

(2)   Federated shall establish and maintain records pursuant to applicable SEC rules relating to the Transfer Agency Services that Federated performs under this Agreement and in the form and manner agreed to by the Investment Company. Such records shall include the following for each Fund shareholder account:

              (a) Name, address and tax identification number (and whether such number has been certified);

              (b)   Number of Shares held;

              (c) Historical information regarding the account, including dividends paid and date and price for all transactions;

              (d) Any stop or restraining order placed against the account;

              (e) Information with respect to withholding in the case of a foreign account or an account for which Internal Revenue Code withholding is required;

              (f) Any dividend reinvestment order, plan application, dividend address and correspondence relating to the current account maintenance; and

              (g) Any information required for Federated to perform the calculations contemplated or required by this Agreement.

   E.   Confirmations/Reports

        (1) Federated shall periodically furnish each Fund with the following information:

              (a)   A copy of the transaction register;

              (b)   Dividend and reinvestment blotters;

              (c) The total number of Shares issued and outstanding in each state for "blue sky" purposes as determined according to Proper Instructions;

              (d)   Fund shareholder lists and statistical information;

              (e) Payments to third parties relating to distribution agreements, allocations of sales loads, redemption fees, or other transaction- or sales-related payments; and

              (f) Such other information as the Parties may agree upon from time to time.

        (2) Federated shall prepare, file with the Internal Revenue Service and appropriate state agencies, and (if required) transmit to Fund shareholders, such notices for reporting dividends and distributions paid and shall withhold such sums, all in conformance with applicable federal and state income tax laws, rules and regulations.

        (3) In addition to and not in lieu of the services set forth above, Federated shall:

              (a) Perform the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program). Such services include maintaining Fund shareholder accounts, transmitting Fund shareholder reports and Prospectuses to current shareholders, withholding taxes on accounts subject to back-up or other withholding (including non-resident alien accounts), preparing and filing reports on U.S. Treasury Department Form 1099 and other appropriate forms required by federal authorities with respect to Share dividends and distributions to shareholders, preparing and transmitting confirmation forms and statements of account to shareholders for Share purchases and redemptions and other confirmable transactions in Fund shareholder accounts, preparing and transmitting activity statements for Fund shareholders, and providing Fund shareholder account information; and

              (b) provide a system that will enable the Investment Company to monitor the total number of Shares (by Fund and Class) sold in each state ("blue sky reporting"). The Fund shall issue Proper Instructions to Federated to: (i) identify those transactions and assets to be treated as exempt from blue sky reporting for each state and
                    (ii) verify the classification of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. Federated's responsibility for state blue sky registration status is limited solely to recording the initial classification of transactions and accounts regarding blue sky compliance, and reporting such transactions and accounts to the Investment Company as provided above.

   F.   Other Duties

        (1) Federated shall answer correspondence from Fund shareholders relating to their Share accounts and such other correspondence as may from time to time be addressed to Federated;

        (2) Federated shall prepare Fund shareholder meeting lists; transmit proxy cards and other material the Investment Company supplies in connection with its shareholder meetings; receive, examine and tabulate returned proxies, and certify the shareholder vote; and

        (3) Federated shall establish and maintain facilities and procedures for any safekeeping of stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

   "Transfer Agency Services" refers to the foregoing and any additional services that Federated agrees in writing to perform for the Investment Company under this Agreement.

Article 3.  Common Personnel.

   Any person (even though also a Federated officer, director, trustee, partner, employee or agent) who may be or become an Investment Company officer, trustee, partner, employee or agent, shall be deemed, when rendering services to the Investment Company or acting on any Investment Company business (other than services or business in connection with Federated's duties hereunder) to be rendering such services to or acting solely for the Investment Company and not as a Federated officer, director, trustee, partner, employee or agent or one under the control or direction of Federated even though paid by Federated.

Article 4.  Proper Instructions.

   As used throughout this Agreement, a "Proper Instruction" means written instructions identifying the specific transaction or types of transactions involved that is signed or initialed by one or more person or persons authorized by the Investment Company's Board of Trustees ("Board"). Oral instructions are deemed Proper Instructions if (a) Federated reasonably believes they have been given by a person previously authorized in writing to give such oral instructions with respect to the transaction involved, and (b) the Investment Company and Federated promptly cause such oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices provided that the Investment Company and Federated are satisfied that such procedures afford adequate safeguards for the Funds' assets. Proper Instructions may only be amended in writing.

Article 5.  Investment Company Books, Records and Property.
----------------------------------------------------------

   Federated shall create, maintain and preserve all necessary books and records in accordance with all applicable laws, rules and regulations, including but not limited to records required by
Section 31(a) of, and Rule 31a-2 under, the 1940 Act pertaining to the Transfer Agency Services that Federated performs and which are not otherwise created, maintained and preserved by another party for the Investment Company. Such books and records shall be the Investment Company's property.

   The Investment Company or its authorized representatives may inspect such books and records at Federated's premises during its normal business hours. At the Investment Company's request or pursuant to Proper Instructions, Federated will promptly provide copies of any such books and records to the Investment Company or its authorized representatives at the Investment Company's expense.

   Upon the expiration of this Agreement and pursuant to Proper Instructions, Federated will turn over to the Investment Company and cease to retain in Federated's files, those Investment Company books, records and documents that Federated created and maintained under this Agreement, provided that Federated is reimbursed for all payments and expenses due and remaining under this Agreement, and further provided that such books and records are no longer needed by Federated in performing its services or for its protection. Absent Proper Instructions regarding the delivery of Investment Company's books and records, Federated may deliver them to the Investment Company's principal place of business or retain them for six years, during the first two years of which such documents will be in readily accessible form. Any books and records in Federated's possession beyond that time period may be destroyed without further notice. In addition, Federated has the right to deliver to a bank or trust company, which is a "bank" as defined in the 1940 Act, of its own selection, having an aggregate capital, surplus, and undivided profits, as shown by its last published report, of not less than $2,000,000, all Investment Company property (including books, records and documents) that Federated held under this Agreement.

   Federated agrees to maintain the security and confidentiality of nonpublic personal information ("NPI") of Fund customers and consumers, as those terms are defined in SEC's Regulation S-P, 17 CFR Part 248. Federated agrees to use and redisclose such NPI for the limited purposes of processing and servicing transactions; for specified law enforcement and miscellaneous purposes; and to service providers or in connection with joint marketing arrangements directed by the Investment Company, in each instance in furtherance of fulfilling Federated's obligations under this Agreement and consistent with the exceptions provided in 17 CFR Sections 248.14, 248.15 and 248.13, respectively.

Article 6.  Compensation and Expenses.

   As compensation for services under this Agreement, the Investment Company shall compensate Federated in accordance with the schedule of fees and expenses outlined in the Agreement's Transfer Agency Services Exhibit, and such other provisions provided in this Agreement. Any fee exhibits shall be dated and executed by a duly authorized officer of the Investment Company and Federated. Any amendments or adjustments to these fee exhibits shall be in writing and similarly executed. However, from time to time in its sole discretion, Federated may waive all or a portion of such compensation it is entitled to receive under this Agreement. All rights of compensation shall survive the termination of this Agreement.

   Any compensation payable to Federated (other than account level fees) shall be prorated for periods of less than a month, and shall be calculated with references to a Fund's assets as determined in the time and manner specified in each Fund's Prospectus.

   The Investment Company will accrue daily and pay Federated monthly (or daily at Federated's request) all compensation and out of pocket expenses contemplated under this Agreement. Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including Fax and dedicated line charges), VRU application, 12b-1 processing fees, travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, customized programming and reporting, access to the shareholder recordkeeping system, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the fund. Postage for mass mailings is due seven days in advance of the mailing date. Out-of-pocket disbursements shall also include such other items agreed upon between the Parties from time to time. The Investment Company will reimburse Federated for any non-routine expenses (reasonable or otherwise) it incurs at the Investment Company's request or consent or if the expenses are not normally associated with performing Transfer Agency Services. Federated will maintain detailed information about such compensation and out of pocket expenses.

   Federated shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the Transfer Agency Services to the Investment Company, including the compensation of Federated employees who serve as Investment Company trustees or officers. Unless the Agreement explicitly provides to the contrary, the Investment Company shall be solely responsible, and shall promptly reimburse Federated, for all expenses Federated incurs on the Investment Company's behalf, including without limitation fees and expenses related to: postage and courier services; printing, document production, registration and filings; travel; outside counsel, independent auditors, or other professional services; organization of the Investment Company and its Funds; insurance coverage; interest; membership in trade organizations; compensation of persons who are not Federated's employees; custody, fund accounting, investment advisory, and other service providers; brokerage services; taxes; Board members; fees payable to federal, state and other governmental agencies; and all other expenses properly payable by the Investment Company.

Article 7.  Documents.

   A. On or before the execution of this Agreement, the Investment Company shall provide Federated with the following documents:

(1)   A copy of the Investment Company's governing documents and any amendments thereto, including the Declaration of Trust and By-Laws (which has already been prepared and filed)
           (collectively, the "Charter Documents");

(2)   A copy of the Board resolution authorizing this Agreement;

(3)   Printed documentation from the recordkeeping system representing any outstanding Share certificates;

(4)   All account application forms and other documents relating to
           Fund shareholders accounts; and

(5)   A copy of the registration statements for the Investment Company and its Shares, including any prospectus and statement of additional information ("Prospectus"), and any and all amendments and supplements thereto ("Registration
           Statement").

        .

   B.   From time to time, the Investment Company will furnish
        Federated with the following documents:

        (1) Each resolution Board authorizing the original issuance of Shares;

        (2) The Investment Company's Registration Statement and related amendments as filed with the SEC, and orders regarding the sale of Shares;

        (3)   A certified copy of each amendment to the Charter
              Documents;

        (4)   Certified copies of each Board vote authorizing
              Investment Company officers to give Proper Instructions;
              and

        (5) Such other certifications, documents or opinions that Federated may, in its discretion, deem necessary or appropriate to properly perform its duties under this Agreement.

Article 8.  Representations and Warranties.

   A.   Representations and Warranties of Federated

        Federated represents and warrants to the Investment Company that:

        (1) It is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Pennsylvania;

        (2) It is duly qualified to carry on its business in each jurisdiction where the nature of its business requires such qualification;

        (3) It is empowered under applicable laws, its organizational documents and company proceedings to enter into and perform this Agreement;

        (4) It has and will have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement; and

        (5) It is in compliance with federal securities law requirements and is in good standing to serve as a transfer agent (either directly or through its subsidiary, Federated Shareholder Services Company) under this Agreement.

   B.   Representations and Warranties of the Investment Company

        The Investment Company represents and warrants to Federated that:

        (1) It is an investment company duly organized, existing and in good standing under the laws of its state of organization;

        (2) It is empowered under applicable laws, by its Charter Documents and company proceedings to enter into and perform its obligations under this Agreement;

        (3) It is an open-end investment company registered under the 1940 Act; and

        (4) A registration statement under the Securities Act of 1933 (the "1933 Act") and 1940 Act is or will be effective, and appropriate authorizations for state securities law filings have been made and will continue to be made, with respect to all Shares being offered for sale.

Article 9.  Investment Company's Responsibilities.

   The Investment Company shall be solely responsible for the preparation, contents and distribution of a Fund's offering document and its Registration Statement and for complying with all applicable requirements of the 1933 Act, the 1940 Act, the Internal Revenue Code, and any other laws, rules and regulations of government authorities having jurisdiction. The Investment Company will promptly notify Federated of the declaration of any distributions for a Fund.

Article 10.  Federated's Responsibility.

   Federated shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Investment Company in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on Federated's part in the performance of its duties, or from reckless disregard by it of its obligations and duties under this Agreement.

Article 11.  Assignment.

   Except as provided below, neither this Agreement nor any of the rights or obligations under this Agreement may be assigned by either Party without the written consent of the other Party.

   A. Either Party may assign all of or a substantial portion of its business to a successor, or to a party controlling, controlled by, or under common control with such Party upon prior written notice. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective permitted successors and assigns.

   B. Without further consent of the Investment Company, Federated may subcontract for the performance of Transfer Agency Services with

        (1) its subsidiary, Federated Shareholder Service Company, a Delaware business trust duly registered as a transfer agent pursuant to Section 17A(c)(1) of the Securities Exchange Act of 1934, or any succeeding statute ("Section 17A(c)(1)"); or

(2)   such other transfer agent duly registered under Section 17A(c)(1)
              as Federated shall select, provided that Federated provides written notice to the Investment Company within 30 days after entering into such subcontract.

        Federated shall be held to the same level of responsibility and liability to the Investment Company for this subcontractor's acts and omissions.

C. Without further consent of the Investment Company, Federated may subcontract for the performance of blue sky registration and reporting. Federated shall be held to the same level of responsibility and liability to the Investment Company for this subcontractor's acts and omissions.

   D. Upon Proper Instructions from the Investment Company, Federated will subcontract for the performance of services under this Agreement with an agent selected by the Investment Company, other than as described in B. and C. above; but Federated is not responsible for the acts and omissions of such agent.

Article 12.  Indemnification.

   A.   Indemnification by Investment Company

        Federated shall not be responsible for and the Investment Company or Fund shall indemnify and hold harmless Federated, including its affiliates and all their officers, directors, trustees, employees, shareholders and agents against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to:

        (1) The acts or omissions of any entity that contracts with and/or provides services to the Investment Company (including any adviser, sub-adviser, custodian, fund accountant, administrator other than Federated) other than a subcontractor Federated selects under Article 11.B. or 11.C.

        (2) The reliance on or use by Federated or its agents or subcontractors of information, records and documents in proper form which

              (a) are received by Federated or its agents or subcontractors and furnished to them by or on behalf of the Investment Company, its shareholders or investors regarding the purchase, redemption or transfer of Shares and Fund shareholder account information;

              (b) are received by Federated or its agents or subcontractors from advisers, sub-advisers, custodian, fund accountant, administrators, or other third parties contracted by or approved by the Investment Company or Fund for use in the performance of services under this Agreement; or

              (c) have been prepared and/or maintained by the Investment Company or its affiliates or any other person or firm on behalf of the Investment Company.

        (3) The reliance on, or the carrying out by Federated or its agents or subcontractors, of Proper Instructions of the Investment Company or a Fund.

        (4) The offer or sale of Shares in violation of any requirement under the federal securities laws or regulations or the securities laws or regulations of any state that such Shares be registered in such state or in violation of any stop order or other determination or ruling by any federal agency or any state with respect to the offer or sale of such Shares in such state.

        Provided, however, that Federated shall not be protected by this Article 12.A. from liability for any act or omission resulting from Federated's willful misfeasance, bad faith, negligence or reckless disregard of its duties.

   B.   Reliance

        At any time Federated may apply to an Investment Company officer for instructions, and may consult with legal counsel (who may be counsel for the Investment Company) with respect to any matter arising in connection with the services to be performed by Federated under this Agreement, and Federated and its agents or subcontractors shall not be liable and shall be indemnified by the Investment Company or the appropriate Fund for any action reasonably taken or omitted by it in good faith reliance upon such instructions or upon the opinion of such counsel, provided such action is not in clear violation of applicable federal or state laws or regulations. Federated, its agents and subcontractors shall be protected and indemnified in recognizing any stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the Investment Company officers, and the proper countersignature of any former transfer agent or registrar, or of a co-transfer agent or co-registrar.

   C.   Notification

        The Party seeking indemnification under this Agreement ("Claimant") shall use all reasonable care to promptly identify and notify the Party against whom indemnification is or may be sought ("Indemnifier") concerning any situation that involves or probably will involve a claim for indemnification, and shall advise the Indemnifier of all pertinent facts and developments concerning such situation. The Indemnifier has the option to defend Claimant against any indemnifiable claim. If the Indemnifier elects to defend the Claimant, Indemnifier must first notify Claimant before taking over complete defense of the claim. Thereafter, Claimant shall initiate no further legal or other expenses for which it would seek indemnification under this Agreement. Further, the Claimant shall not confess any claim or compromise any case for which the Indemnifier would be obligated to indemnify Claimant unless the Indemnifier gives prior written consent.

Article 13.  Term and Termination of Agreement.

   This services and compensation under this Agreement shall take effect on June 1, 2002 and the Agreement shall continue through August 31, 2005 ("Initial Term"). Thereafter, the Agreement will automatically renew for successive twelve (12) month terms (a "Renewal Term") unless Federated receives written notice of termination from the Investment Company no less than ninety (90) days prior to the expiration of the Initial Term or a Renewal Term. The termination date for all original or after-added Funds that are, or become, covered under this Agreement shall be coterminous.

   In addition, each Party reserves the right to immediately terminate this Agreement upon giving written notice of: the dissolution or liquidation of either Party or other cessation of business other than a merger, reorganization or recapitalization, sale of all or substantially all of the assets of such Party as an ongoing business, or other transaction designed to defeat or frustrate the economic purposes and contractual obligations of either Party under this Agreement; financial difficulties on the part of either Party which is evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or a final, unappealable judicial, regulatory or administrative ruling or order in which either Party has been found guilty of criminal behavior in the conduct of its business.

   If the Investment Company terminates this Agreement, it bears full responsibility and will promptly reimburse Federated for its reasonable out-of-pocket expenses associated with transferring or moving Investment Company books, records and materials maintained by Federated under this Agreement. Additionally, Federated reserves the right to charge for any other reasonable expenses associated with such termination. The provisions of Article 10. Federated's Responsibility and Article 12. Indemnification shall survive this Agreement's termination.

Article 14.  Notices.

   Unless otherwise specifically provided herein, notices and other writings shall be delivered or mailed postage prepaid to the Investment Company at 5800 Corporate Drive, Pittsburgh, Pennsylvania 15237-7010, Attention: Secretary or to Federated Services Company at Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, Pennsylvania, 15222-3779, Attention: Secretary, or to such other address as the Investment Company or Federated may hereafter specify in writing, and shall be deemed to have been properly delivered or given hereunder.

Article 15.  Governing Law and Venue.

   The laws of the Commonwealth of Pennsylvania shall govern the construction and interpretation of this Agreement without regard to the conflict of laws principle. The Parties irrevocably consent to the jurisdiction and venue of any federal or state court in Allegheny County in the Commonwealth of Pennsylvania, in connection with any action or proceeding arising out of this Agreement. The Parties also irrevocably waive the right to object to the venue of any court on the ground of forum non conveniens.

Article 16.  Amendments and Additional Provisions.

   This Agreement may be amended or modified only by a written agreement executed by the Parties. From time to time, Federated and the Investment Company may agree on interpretive or additional provisions under this Agreement that are consistent with the Agreement's operation and general tenor and do not contravene any applicable federal or state regulations or any provision of the Charter Documents. Any such interpretive or additional provisions shall be written, signed by both Parties, and attached to this Agreement, but shall not be deemed to be an amendment to this Agreement.

Article 17.  Counterparts.

      This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

Article 18.  Merger of Agreement.

   This Agreement constitutes the entire agreement between the Parties and supersedes any prior oral or written agreement of the Parties.

Article 19.  Severability.

   In the event any provision of this Agreement is held illegal, void or unenforceable, the balance of this Agreement shall remain in effect.

Article 20.  Force Majeure.

   Federated shall have no liability for cessation of services hereunder or any damages resulting therefrom to the Investment Company as a result of work stoppage, power or other mechanical failure, natural disaster, governmental action, communication disruption or other impossibility of performance.

Article 21. Limitations of Liability of Investment Company Trustees and Shareholders.

   The execution and delivery of this Agreement have been authorized by the Investment Company Trustees and signed by an authorized Investment Company officer, acting as such, and neither such authorization by these Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, and the obligations of this Agreement are not binding upon any of the Trustees or shareholders of the Investment Company, but bind only the property of the individual Funds, or Class, as provided in the Declaration of Trust.


      IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                              GOLDEN OAK(R) FAMILY OF FUNDS

                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------


                              FEDERATED SERVICES COMPANY

                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------

                       INVESTMENT COMPANY EXHIBIT

Contract Date        Golden Oak(R) Family of Funds
                        List of Portfolios/Classes

-------------------------------------------------------------------------


June 1, 2002           Golden Oak(R)Growth Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R)Intermediate-Term Income Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R) International Equity Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R)Michigan Tax Free Bond Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R) Prime Obligation Money Market
Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R)Small Cap Value Portfolio
                          Class A Shares and Institutional Shares
June 1, 2002           Golden Oak(R)Value Portfolio
                          Class A Shares and Institutional Shares





                  TRANSFER AGENCY SERVICES FEE EXHIBIT

Annual Maintenance Charge

The Investment Company agrees to pay and Federated hereby agrees to accept as full compensation for its Transfer Agency Services under this Agreement an annual fee of $12,000 per CUSIP, plus the following annual account level fees:

      Transfer Agency Account Level Fees:

      Account Fee* Annual account charge (includes system access
      -----------
      and funds control reconcilement)

o     Daily dividend fund                                  $24.00
o     Non-daily dividend fund                              $18.00
o     Closed Accounts                                       $1.32

      Other Account Fees* Services or features not covered above.

o     Contingent deferred sales charge (monthly and quarterly funds
            only)                                           $5.00



        *   All account fees are annualized and will be prorated on a
            monthly basis for billing purposes.   A charge is made
            for an account in the month that an account opens or closes.



   IN WITNESS WHEREOF, the Parties hereto have caused this Transfer Agency Services Fee Exhibit to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year below.

Dated:                        June 1, 2002


                              GOLDEN OAK(R) FAMILY OF FUNDS


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------


                              FEDERATED SERVICES COMPANY


                              By:
                                 ---------------------------------------

                              Name:
                                     -----------------------------------

                              Title:
                                      ----------------------------------